NEWS RELEASE                                                        Exhibit 99.1

FREEMAN SPOGLI & CO.
INCORPORATED

11100 Santa Monica Blvd.
Suite 1900
Los Angeles, California 90025
Contact:
Jon D. Ralph
(310) 444-1842
THE PANTRY, INC.


1801 Douglas Drive
P.O. Box 1410
Sanford, North Carolina 27330
Contact:
Peter J. Sodini, President and CEO
(919) 774-6700


                        THE PANTRY TO ACQUIRE LIL' CHAMP

FOR IMMEDIATE RELEASE:

                  SANFORD, NORTH CAROLINA (August 28, 1997) The Pantry, Inc., the largest convenience store operator in North Carolina and South Carolina, announced that its wholly-owned subsidiary, PH Holding Corporation, has entered into a definitive agreement to acquire Lil' Champ Food Stores, Inc., a wholly-owned subsidiary of Docks U.S.A., Inc. Lil' Champ, based in Jacksonville, Florida, is the largest convenience store chain in northern Florida, operating 489 stores in northern Florida and southeastern Georgia with annual revenues of approximately $500 million. The combination of The Pantry and Lil' Champ will create a leading convenience store chain in the Southeast with 880 stores and annual revenues in excess of $900 million.

                  Peter J. Sodini, President and Chief Executive Officer of The Pantry, commented, "We are very excited about the Lil' Champ acquisition and look forward to working with Lil' Champ's management and employees to continue the company's growth. Like The Pantry, Lil' Champ is the leading convenience store operator within its markets and enjoys a strong regional identity due to its well recognized brand name." The well established Lil' Champ name will continue to be used in Florida and Georgia. Sodini added, "The acquisition fits in well with our strategy to create the leading chain in the Southeast and should provide us with a terrific platform to expand our successful "tuck-in" acquisition program into Lil' Champ's Florida and Georgia markets." The Pantry has acquired 35 stores located in North Carolina and South Carolina in five separate transactions to date in 1997 as part of its "tuck-in" acquisition program.

                  The Lil' Champ acquisition will be financed with a combination of newly issued debt and equity securities. Debt financing commitments have been obtained from CIBC Wood Gundy Securities Corp. and First Union Capital Markets Corporation. Equity will be provided by The Pantry's existing shareholders. The Pantry is owned by affiliates of Freeman Spogli & Co. Incorporated (84%) and Chase Capital Partners (16%).

                  The Pantry is a leading convenience store chain in the Southeast and the largest operator of convenience stores in North Carolina and South Carolina. The Pantry operates 391



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stores located in North Carolina, South Carolina, Tennessee, western Kentucky and southern Indiana.

                  Freeman Spogli & Co. is a private investment firm which is devoted exclusively to investing with management in companies positioned for growth. Since its founding in 1983, FS&Co. has invested over $950 million in 24 acquisitions with aggregate transaction values in excess of $6 billion.

                  Chase Capital Partners is the private equity affiliate of the Chase Manhattan Corporation.